Mid-Con Energy Partners, LP Announces First Quarter 2016 Operating and Financial Results

DALLAS, May 2, 2016 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announces operating and financial results for the first quarter ended March 31, 2016. "The Partnership delivered another positive quarter,” commented Jeff Olmstead, President and CEO. "Amid continued commodity market volatility, our performance during the first quarter 2016 met or exceeded guidance on every measure. Most notably, we began 2016 by paying down $11 million in debt, organically funding $1.7 million in capital spending and reducing per Boe lease operating expenses by 18% sequentially and 28% year-over-year. I applaud the hard work and diligence of the entire Mid-Con Energy team in first quarter 2016 and look forward to more of the same in the quarters ahead."

FIRST QUARTER 2016 HIGHLIGHTS

•	Production averaged 4,286 Boe/d, a decrease of 10.2% sequentially and a decrease of 6.4% year-over-year.

•	Prices, inclusive of cash settlements from matured derivatives and of net premiums, averaged $46.74/Boe, a decrease of 7.0% sequentially and a decrease of 12.7% year-over-year.

•	Lease Operating Expenses ("LOE") averaged $15.55/Boe, a decrease of 17.7% sequentially and a decrease of 28.1% year-over-year.

•	Adjusted EBITDA, a Non-GAAP measure, was $13.4 million, a decrease of 29.5% sequentially and an increase of 82.7% year-over-year.

•	Distributable Cash Flow, a Non-GAAP measure, was $10.4 million, a decrease of 32.5% sequentially and an increase of 226.6% year-over-year.

The following table reflects selected operating and financial results for the first quarter of 2016, compared to the fourth quarter of 2015 and the first quarter of 2015. Mid-Con Energy’s unaudited condensed consolidated financial statements are included at the end of this press release.

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands)	2016	2015	2015
Average net daily production (Boe/d)(1)	4,286	4,772	4,578
Oil & natural gas sales plus cash settlements from matured derivatives, inclusive of premiums, net(2)	$18,228	$22,073	$22,047
Net loss	$(3,313)	$(57,961)	$(4,112)
Adjusted EBITDA(3)	$13,396	$18,993	$7,331
Distributable Cash Flow(3)	$10,444	$15,462	$3,198
(1) Production volumes in Boe equivalents calculated at a Btu conversion rate of six Mcf per Bbl.
(2) Net premiums include those incurred previously or upon settlement that are attributable to instruments that settled in the period.
(3) Non-GAAP financial measure. Please refer to the related disclosure and reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow included in this press release.

FIRST QUARTER 2016 RESULTS
Production - Production for the first quarter of 2016 was 390 Mboe, or 4,286 Boe/d. On a daily basis, this represents a 10.2% decrease from the fourth quarter of 2015 and a 6.4% decrease year-over-year. The decrease in sequential and year-over-year volumes was primarily due to cost saving initiatives that resulted in shutting in 184 wells due to lower commodity prices.

Price Realizations - Oil and natural gas sales were $11.3 million in the first quarter of 2016, or $28.89/Boe of production. On a Boe basis, this represents a 21.9% decrease from the fourth quarter of 2015 and a 32.3% decrease year-over-year. Cash settlements from matured derivatives, inclusive of net premiums were $7.0 million in the first quarter of 2016 or $17.85/Boe. Cash settlements for matured derivatives, inclusive of net premiums for the fourth quarter of 2015 and the first quarter of 2015 were $13.29/Boe and $10.86/Boe, respectively.

Operating Revenues - Operating revenues, which include cash settlements from matured derivatives, inclusive of net premiums, were $18.2 million, or $46.74/Boe in the first quarter of 2016. Total operating revenues decreased 17.4% from the previous quarter and decreased 17.3% from the first quarter of 2015. The negative sequential variance was attributable to 10.2% lower daily production and 7.0% lower realized prices. On a year-over-year basis, the negative variance was the result of 6.4% lower daily production and 12.7% lower realized prices.

Lease Operating Expenses - LOE was $6.1 million, or $15.55/Boe, in the first quarter of 2016, a decrease of 17.7% from the fourth quarter of 2015 and a decrease of 28.1% from the first quarter of 2015, on a per Boe basis. The sequential and year-over-year decreases in costs per Boe reflect the impact of ongoing cost reduction initiatives which included shutting in select uneconomic wells and lower workover expenses.

Production Taxes - Production taxes in the first quarter of 2016 were $0.6 million, or $1.52/Boe, reflecting an effective tax rate of 5.3%. Production taxes for the fourth quarter of 2015 were $0.9 million, or $1.94/Boe, for an effective tax rate of 5.3%. Production taxes for the first quarter of 2015 were $1.1 million, or $2.69/Boe, reflecting an effective tax rate of 6.3%. The year-over-year decrease in the effective production tax rate was attributable to a greater proportion of Permian production, which bears a lower state production tax rate, and to the approval by the Oklahoma Tax Commission of an Enhanced Oil Recovery ("EOR") Production Tax Exemption for one of our Northeastern Oklahoma units.

Impairment Expense - We review our long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. If the carrying amount exceeds the property's estimated fair value, we adjust the carrying amount of the property to fair value through a charge to impairment expense. There was no impairment charge for the first quarter of 2016. For the fourth quarter of 2015, we recorded an approximate $63.0 million non-cash impairment charge primarily for the Southern Oklahoma and the Permian core areas due to reduced recoverable reserve estimates based on current forward oil and natural gas pricing. There was no impairment charge for the three months ended March 31, 2015.

Depreciation, Depletion, and Amortization Expenses (“DD&A”) - DD&A for the first quarter of 2016 was $6.1 million, or $15.60/Boe. On a per Boe basis, the first quarter of 2016 results reflect a 19.3% decrease over the previous quarter and an 18.1% decrease over the first quarter of 2015. The sequential and year-over-year decreases in DD&A per Boe were due to the decline in the carrying value of the underlying assets in our portfolio.

General and Administrative Expenses (“G&A”) - G&A during the first quarter of 2016 was $2.1 million, or $5.35/Boe, and included $0.4 million, or $1.00/Boe, in non-cash equity-based compensation expense related to the Partnership’s Long-Term Incentive Program ("LTIP"). G&A for the fourth quarter of 2015 was $1.9 million, or $4.28/Boe, and included $0.2 million, or $0.56/Boe, in non-cash equity-based compensation. G&A for the first quarter of 2015 was $3.6 million, or $8.84/Boe, and included $1.9 million, or $4.72/Boe, in non-cash equity-based compensation. The sequential increase in G&A per Boe was due to higher professional, legal and accounting fees and higher public reporting expenses related to the year-end audit and K-1 tax preparation. The year-over-year decrease in G&A per Boe was primarily due to lower compensation costs related to our non-cash equity-based compensation plan resulting principally from the lower price of our common units and fewer LTIP units issued.

Net Interest Expense - Net interest expense for the first quarter of 2016 was $2.2 million, or $5.63/Boe, a 30.5% increase from the fourth quarter of 2015 and a 34.6% increase from the first quarter of 2015, on a Boe basis. The increase in net interest expense on a per Boe basis reflects lower production volumes quarter-over-quarter and year-over-year in addition to a higher pricing grid established during the Fall 2015 borrowing base redetermination. The average effective interest rate approximated 4.17% for the first quarter of 2016 compared to 3.33% for the fourth quarter of 2015 and 2.69% for the first quarter of 2015.
Net Loss - For the first quarter of 2016, Mid-Con Energy reported a net loss of $3.3 million. Net loss as reported represents $0.11 per limited partner unit, based on an average of 29.8 million outstanding and fully diluted ("FD") limited partner units during the first quarter of 2016. Net loss for the fourth quarter of 2015 was $58.0 million, or $1.93 per limited partner unit, based on an average of 29.7 million outstanding and FD limited partner units during the period. For the first quarter of 2015, net loss was $4.1 million, or $0.14 per limited partner unit, based on an average of 29.5 million FD limited partner units outstanding during the period. The positive sequential variance was primarily attributable to lower operating expenses and the approximate $63.0 million non-cash impairment charge incurred in the fourth quarter of 2015.  On a year-over-year basis, the positive variance was due to lower operating costs partially offset by lower oil and natural gas revenues.

Adjusted EBITDA - Adjusted EBITDA, a Non-GAAP measure, for the first quarter of 2016 was $13.4 million, or $34.35/Boe. The first quarter of 2016 results were 20.6% below the previous quarter of $43.26/Boe and 93.0% above the first quarter of 2015 of $17.79/Boe. Adjusted EBITDA decreased sequentially due to lower operating revenues, which included lower cash settlements from matured derivatives, and lower production partially offset by lower LOE and production taxes. On a year-over-year basis, the positive variance was attributable to lower cash premiums paid for unsettled derivatives, net which was included in the first quarter of 2015 Adjusted EBITDA as part of the hedge portfolio restructuring in January 2015.

Distributable Cash Flow (“DCF”) - DCF, a Non-GAAP measure, for the first quarter of 2016 was $10.4 million after subtracting $1.9 million in cash interest expense and $1.0 million in estimated maintenance capital expenditures from Adjusted EBITDA. Relative to the fourth quarter of 2015 and the first quarter of 2015, DCF decreased 32.5% and increased 226.6%, respectively. DCF per unit was $0.35, based on 29.8 million limited partner units and 360,000 general partner units outstanding as of May 2, 2016.

HEDGING SUMMARY
Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows by reducing the Partnership's exposure to short-term fluctuations in the price of oil and natural gas. We believe this risk management strategy will serve to secure a baseline portion of our revenues and, by retaining some opportunity to participate in upward price movements, may also enable us to realize higher revenues during periods when prices rise.

As of May 2, 2016, the following table reflects volumes of Mid-Con Energy's production hedged by commodity derivative contracts, with the corresponding prices at which the production is hedged:

OIL HEDGES	2Q16	3Q16	4Q16	1Q17	2Q17	3Q17	4Q17
WTI Swap Volume (Bbl/d)	1,319	1,467	1,304	—	—	—	—
Price ($/Bbl)	$90.03	$90.00	$64.18	$—	$—	$—	$—

Collar Volume (Bbl/d)	—	—	—	667	659	652	652
Ceiling Price ($/Bbl)	$—	$—	$—	$49.00	$50.15	$51.22	$52.35
Floor Price ($/Bbl)	$—	$—	$—	$40.00	$40.00	$40.00	$40.00

Put Volume (Bbl/d)(1)	2,143	1,793	1,957	2,000	1,978	1,957	1,793
Floor Price ($/Bbl)(1)	$50.00	$50.00	$50.00	$50.00	$50.00	$50.00	$50.00

Total Hedged Volume - Total (Bbl/d)	3,462	3,261	3,261	2,667	2,637	2,609	2,446
Floor Price ($/Bbl)	$65.25	$68.00	$55.67	$47.50	$47.50	$47.50	$47.33
% Hedged(2)	82%	78%	78%	64%	63%	62%	58%

(1) Deferred premium puts include premiums that are to be paid monthly as the contracts settle (refer to our SEC filing for additional details).
(2) Estimated percent hedged based on the midpoint of 2016 production guidance.

LIQUIDITY AND BORROWING BASE SUMMARY
As of March 31, 2016, Mid-Con Energy's total liquidity of $11.1 million was comprised of $0.1 million of available cash and $11.0 million of available borrowings under the Partnership's $180.0 million borrowing base from its revolving credit facility. Mid-Con Energy reduced debt outstanding by $11.0 million during the first quarter of 2016 and since quarter end, has paid down an additional $4.0 million. As of May 2, 2016, debt outstanding totaled $165.0 million.

Our Spring 2016 borrowing base redetermination process is underway, with the Partnership having delivered our most recent reserve estimates and operating projections to our lenders for their review and evaluation. We anticipate this process to conclude during the second quarter of 2016 and accordingly, have been granted a 30-day extension on the non-conforming tranche of our borrowing base, which now matures on June 1, 2016 and has a borrowing capacity of $15.0 million. The Partnership's liquidity position at May 2, 2016 consisted of approximately $0.4 million of available cash. Our $165.0 million borrowing base is comprised of a $150.0 million conforming tranche and a $15.0 million non-conforming tranche.

FIRST QUARTER 2016 CONFERENCE CALL
As announced on April 25, 2016, Mid-Con Energy’s management will host a conference call on Tuesday, May 3, 2016 at 9:00 a.m. ET. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 92947993) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on “Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A replay of the conference call will be available through May 10, 2016, by dialing 1-855-859-2056 (Conference ID: 92947993). Additionally, a webcast archive will be available at www.midconenergypartners.com.

ABOUT MID-CON ENERGY PARTNERS LP
Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery (“EOR”). Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma, the Gulf Coast, the Hugoton, and the Permian. For more information, please visit Mid-Con Energy's website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS
This press release includes "forward-looking statements" — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "anticipate," "believe," “estimate,” "intend," "expect," "plan," “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or "will" or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the "Forward Looking Statements" of our public filings.

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except number of units)
(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$105	$615
Accounts receivable:
Oil and natural gas sales	4,135	4,551
Related parties	591	—
Other	2,991	5,009
Derivative financial instruments	16,320	24,419
Prepaids and other	560	623
Total current assets	24,702	35,217
Property and Equipment:
Oil and natural gas properties, successful efforts method:
Proved properties	520,670	518,916
Accumulated depletion, depreciation, amortization and impairment	(238,093)	(232,008)
Total property and equipment, net	282,577	286,908
Derivative financial instruments	1,363	1,144
Other assets	3,480	3,817
Total assets	$312,122	$327,086
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable:
Trade	$2,629	$3,185
Related parties	—	559
Accrued liabilities	69	165
Current maturities of long-term debt	19,000	30,000
Total current liabilities	21,698	33,909
Long-term debt	150,000	150,000
Asset retirement obligations	12,865	12,679
Commitments and contingencies
EQUITY, per accompanying statements:
Partnership equity:
General partner interest	8	47
Limited partners- 29,785,481 and 29,724,890 units issued and outstanding as of March 31, 2016 and December 31, 2015, respectively.	127,551	130,451
Total equity	127,559	130,498
Total liabilities and equity	$312,122	$327,086

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues:
Oil sales	$11,106	$17,294
Natural gas sales	163	277
Gain on derivatives, net	2,568	1,644
Total revenues	13,837	19,215
Operating costs and expenses:
Lease operating expenses	6,065	8,915
Oil and natural gas production taxes	592	1,109
Depreciation, depletion and amortization	6,085	7,846
Accretion of discount on asset retirement obligations	157	92
General and administrative	2,088	3,641
Total operating costs and expenses	14,987	21,603
Loss from operations	(1,150)	(2,388)
Other income (expense):
Interest income and other	36	3
Interest expense	(2,199)	(1,727)
Total other expense	(2,163)	(1,724)
Net loss	$(3,313)	$(4,112)
Computation of net loss per limited partner unit:
General partners’ interest in net loss	$(39)	$(50)
Limited partners’ interest in net loss	$(3,274)	$(4,062)

Net loss per limited partner unit:
Basic	$(0.11)	$(0.14)
Diluted	$(0.11)	$(0.14)

Weighted average limited partner units outstanding:
Limited partner units (basic)	29,768	29,487
Limited partner units (diluted)	29,768	29,487

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Cash Flows from Operating Activities:
Net loss	$(3,313)	$(4,112)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	6,085	7,846
Debt issuance costs amortization	337	279
Accretion of discount on asset retirement obligations	157	92
Mark-to-market on derivatives:
Gain on derivatives, net	(2,568)	(1,644)
Cash settlements received for matured derivatives	11,094	4,760
Cash settlements received for early terminations and modifications of derivatives, net	—	11,069
Cash premiums paid for derivatives, net	(646)	(14,348)
Non-cash equity-based compensation	390	1,944
Changes in operating assets and liabilities:
Accounts receivable	416	1,903
Other receivables	1,586	3,574
Prepaids and other	63	82
Accounts payable and accrued liabilities	(1,497)	(3,162)
Net cash provided by operating activities	12,104	8,283
Cash Flows from Investing Activities:
Additions to oil and natural gas properties	(1,598)	(5,376)
Net cash used in investing activities	(1,598)	(5,376)
Cash Flows from Financing Activities:
Proceeds from line of credit	—	11,000
Payments on line of credit	(11,000)	(13,000)
Offering costs	(16)	(87)
Distributions paid	—	(3,752)
Net cash used in financing activities	(11,016)	(5,839)
Net decrease in cash and cash equivalents	(510)	(2,932)
Beginning cash and cash equivalents	615	3,232
Ending cash and cash equivalents	$105	$300

Supplemental Cash Flow Information:
Cash paid for interest	$1,936	$1,442
Non-Cash Investing and Financing Activities:
Accrued capital expenditures - oil and natural gas properties	$844	$836

NON-GAAP FINANCIAL MEASURES

This press release, financial tables and other supplemental information include “Adjusted EBITDA” and “Distributable Cash Flow,” each of which are non-generally accepted accounting principles (“Non-GAAP”) measures used by our management to describe financial performance with external users of our financial statements.

The Partnership believes the Non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus:

•	Interest expense, net;

•	Depreciation, depletion and amortization;

•	Accretion of discount on asset retirement obligations;

•	(Gain) loss on derivatives, net;

•	Cash settlements received (paid) for matured derivatives, net;

•	Cash settlements received for early terminations and modifications of derivatives, net;

•	Cash premiums received (paid) for matured derivatives, net;

•	Cash premiums paid at inception of derivatives, net;

•	Impairment of proved oil and natural gas properties;

•	Non-cash equity-based compensation;

•	Dry hole costs and abandonments of unproved properties; and

•	(Gain) loss on sale of asset, net.

Distributable Cash Flow is defined as Adjusted EBITDA less:

•	Cash interest expense;

•	Estimated maintenance capital expenditures; and

•	Other non-operating cash income (expense).

Mid-Con Energy Partners, LP and subsidiaries
Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
(in thousands)
(Unaudited)
	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Net loss	$(3,313)	$(57,961)	$(4,112)
Interest expense, net	2,197	1,895	1,724
Depreciation, depletion and amortization	6,085	8,482	7,846
Accretion of discount on asset retirement obligations	157	156	92
Gain on derivatives, net	(2,568)	(9,822)	(1,644)
Cash settlements received for matured derivatives, net	11,094	12,977	4,760
Cash settlements received for early terminations and modifications of derivatives, net	—	—	11,069
Cash premiums received (paid) for matured derivatives, net	(646)	1	(284)
Cash premiums paid at inception of derivatives, net	—	—	(14,064)
Impairment of proved oil and natural gas properties	—	63,018	—
Non-cash equity based compensation	390	247	1,944
Adjusted EBITDA	$13,396	$18,993	$7,331
Less:
Cash interest expense	1,936	1,464	1,442
Estimated maintenance capital expenditures	982	1,520	2,691
Other non-operating cash income	34	547	—
Distributable Cash Flow	$10,444	$15,462	$3,198

INVESTOR RELATIONS CONTACT
IR@midcon-energy.com
(972) 479-5980